November 2007
Pricing Sheet dated November 23, 2007 relating to Preliminary Pricing Supplement No. 410 dated October 29, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities
Capital Protected Notes due February 20, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index
PRICING TERMS– NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$12,500,000
Issue price:	$10 (see “Commissions and Issue Price” below)
Stated principal amount:	$10
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)
Maturity date:	February 20, 2013
Interest:	None
Basket:	Basket Indices	Weighting	Initial Value
	S&P 500® Index (the “S&P 500 index”)	33.3333%	1,440.70
	Dow Jones-AIG Commodity IndexSM (the “commodity index”)	33.3333%	184.022
	Nikkei 225 Index (the “Nikkei index”)	16.6667%	15,135.21
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX 50 index”)	16.6667%	4,238
Payment at maturity:	The payment at maturity per $10 stated principal amount of notes will equal: $10 + supplemental redemption amount, if any In no event will the payment at maturity be less than $10.
Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Basket performance:	Sum of the performance values for each of the basket indices
Performance value:	For each basket index: [(final value - initial value) / initial value] x weighting
Initial value:
S&P 500 index: the official closing value on the pricing date
Nikkei index and Euro STOXX 50 index: the official closing value on the equity index business day immediately following the pricing date
Commodity index: the official settlement price on the commodity index business day immediately following the pricing date
See “Basket – Initial Value” above.

Final value:	Each basket index (other than the commodity index): official closing value on the determination date Commodity index: official settlement price on the determination date
Determination date:	February 12, 2013
CUSIP:	617475116
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note:	$10	$0.275	$9.725
Total:	$12,500,000	$343,750	$12,156,250
(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2)   For additional information, see “Plan of Distribution” in the prospectus supplement for the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE  HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 410 dated October 29, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.